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                                                                      EXHIBIT 14

      CODE OF ETHICAL CONDUCT

                                                                    INTRODUCTION

It is the Company's belief that a strong commitment to principles of ethical conduct is essential for its success. Accordingly, Apollo has adopted the Code of Ethical Conduct to outline expectations and provide standards for all employees, directors, and officers, regardless of the position he or she holds. The Code promotes:

            -     Honest and ethical conduct;

            - Full, fair, accurate, timely, and understandable disclosure in reports and public communications;

            -     Compliance with applicable laws, rules and regulations;

            - The prompt reporting of violations of this Code to appropriate individuals identified in this Code; and

            -     Accountability for adherence to this Code.

     While this Code cannot address every issue that may arise, it is designed to establish basic principles that every individual is expected to observe in the performance of his or her role as an employee, director, or officer of Apollo Group, Inc. In the event an employee, director, or officer is unsure about a proper course of conduct, he or she should consult a Human Resources representative, or company vice-president or president or access the confidential Hotline referenced on the Internal Audit page on the Source, which is available on a 24 hour basis. If an employee, director, or officer is aware of a violation of this code, he or she should consult the procedures described in the section titled "Reporting a Violation or Suspected Violation". Violation of this code may result in disciplinary action up to and including termination.

                                   LAWS, RULES, REGULATIONS AND COMPANY POLICIES

It is the Company's philosophy that being informed about the legal environment in which Apollo does business and conducting business in a manner that is lawful is vital to continued success. Every employee, director, and officer of the Company is expected to comply with all applicable local, state and federal laws and regulations, in the cities, states and countries in which Apollo or one of its subsidiaries operates. While an employee, director, or officer is not expected to be on familiar terms with every law or regulation, such person is expected to utilize reasonable judgment when determining when it is appropriate to seek advice or clarification on laws, rules and regulations. Further, the employee, officer or director is expected to follow both the letter and spirit of these laws, rules and regulations. Employees, directors, and officers are expected to be familiar with and comply with the terms, conditions and policies set forth in the Apollo Group, Inc. Employee Handbook.

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                               BUSINESS INFORMATION AND DISCLOSURES TO INVESTORS

As a public company, it is critical that Apollo's filings with the Securities and Exchange Commission as well as other public communications be full, fair, accurate, complete, timely and understandable. To assist in meeting the reporting standards detailed above, for all material information, including information relating to the Company's financial records and reports, an internal system of controls and procedures, as well as a Disclosure Committee has been established. Each individual is expected to follow these controls and procedures to the extent they apply to his or her role.

Employees, directors, and officers are expected to always record information accurately, honestly and in accordance with all applicable legal requirements as well as the Company's internal system of controls. An employee, director, or officer of the Company will never be granted authorization to knowingly enter into or maintain any false or misleading information in the corporate books, records, accounts or financial statements.

If an employee is aware that public disclosures are not accurate, complete or timely, or if an employee becomes aware of a transaction or development that he or she believes may require disclosure, that employee should report the information immediately to a member of the Disclosure Committee. The Disclosure Committee includes the President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Director of Internal Audit, and the Financial Reporting Manager.

In the event the President and Chief Executive Officer and/or one of the senior financial officers or any other officer becomes aware of information that has been filed or disclosed regarding the Company's business and/or financial condition that does not meet the standards set forth above, he or she is expected to promptly report the violation to the Audit Committee of the Board of Directors.

                                                                RECORD RETENTION

Records should always be retained or destroyed as outlined in the Integrity, Security, and Confidentiality of Institutional Records Policy (Employee Handbook, Section 9.9) as well as the Record Retention Policies (http://source.apollogrp.edu/ corpacctg/963517.pdf). In accordance with those policies, in the event of litigation or governmental investigation, each employee, director and officer is expected to preserve all possibly relevant documents.

                                                           CONFLICTS OF INTEREST

The Company respects all individuals' rights to engage in activities outside their employment that are private in nature (social, community, political, or religious). However, each employee, director, and officer is expected to avoid situations and relationships that involve the appearance of a conflict of interest or actual or potential conflicts of interest. A "conflict of interest" exists when private interests interfere in any way with the interests of Apollo or when an employee, director, or officer takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

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                                              PERSONAL OR BUSINESS OPPORTUNITIES

Employees, directors, and officers are prohibited from taking advantage of personal opportunities that are discovered through use of company property, access to company information or as a result of their position with Apollo without the consent of the Board of Directors. No employee, director, or officer may use corporate property, information, or position for improper personal gain, and no employee, director, or officer may compete with Apollo directly or indirectly. Employees, directors, and officers have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

                                             SECURITIES LAWS AND INSIDER TRADING

Employees, directors, and officers are not allowed to purchase or sell Apollo stock, including Apollo Class A common stock and University of Phoenix Online common stock, while in the possession of material, non-public information concerning Apollo. In general, information will be considered "material" if a reasonable investor would consider it important in making his or her investment decision. This information includes but is not limited to, earnings results, acquisitions, divestitures, or pending changes in management or control. In addition, to use any material non-public information to "tip" others who might make an investment decision on the basis of this information is not only unethical, but also illegal.

These rules also apply to the use of material, non-public information about other companies including but not limited to clients, competitors and potential business partners. These rules also apply to an employee's, director's, or officer's spouse, children, parents and siblings, as well as any other family members living in his or her household.

The Company also maintains a separate Insider Trading Policy (Employee
      Handbook, Section 9.14) that employees, directors, and officers are expected to become familiar with and comply with at all times. Questions regarding this policy should be directed to the Chief Financial Officer.

                                                                  ANTITRUST LAWS

      The antitrust laws of the United States are intended to protect and promote vigorous and fair competition. Employees, directors, and officers are expected to adhere to applicable antitrust laws. A violation of these laws may give rise to civil or criminal prosecution. Because the antitrust laws are broad and far-reaching, employees should always obtain the advice from a member of management before engaging in any conduct or practice that may involve antitrust laws.

                                                         ENTERTAINMENT AND GIFTS

The purpose of business entertainment and gifts is to create good will and sound working relationships. The purpose is not to gain unfair advantage with customers, suppliers or personnel who work for the government or an organization that regulates the Company's business or business operations. No gift or entertainment should ever be offered, given,

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      provided or accepted by any employee, officer, or director, or family member of such person unless it:

            -     Is not a cash gift;

            -     Is consistent with customary business practices;

            -     Is of nominal value;

            -     Cannot be construed as a bribe or payoff;

            -     Does not violate any laws or regulations; and

            - Does not imply that additional business opportunities are contingent upon the gift/gratuity.

The promise, offer or delivery to an official or employee of the United States government of a gift, favor or other gratuity in violation of any federal laws, rules or regulations would not only violate the Code but could also be a criminal offense. State and local governments or other regulating agencies may have similar rules.

                                                               EQUAL OPPORTUNITY

The Apollo Group, Inc. is guided by the principle of equal opportunity and respect for others. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment of any kind with regard to race, color, religion, sex, age, national origin, disability, veteran status or any other category protected by federal, state or local law.

                        CONFIDENTIALITY, PROTECTION AND PROPER USE AND TREATMENT
                                                          OF COMPANY INFORMATION

Confidentiality, protection and the appropriate treatment of information is critical to the Company's ability to grow and compete. Every employee, director, and officer is expected to take measures to protect or assist in the protection of all confidential and proprietary information, including technical, financial, marketing and other business information, which, if made available to our competitors or the public, would be advantageous to such competitors and detrimental to Apollo. Each individual is expected to maintain the confidentiality of information entrusted to him or her by the Company or its customers, suppliers and competitors, except when disclosure is authorized by management or legally mandated. The obligation to preserve confidential information continues even after employment with Apollo ends.

                                AMENDMENTS AND WAIVERS TO THE CODE FOR DIRECTORS
                                                          AND EXECUTIVE OFFICERS

The Company will promptly disclose, in the manner required by law or NASDAQ regulation, any of the following:

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            -     The nature of any amendment to the Code that applies to any of our directors or executive officers; and

            - The nature of any waiver, including an implicit waiver, from a provision of the Code that is granted by the Board of Directors to any director or officer.

                                    REPORTING A VIOLATION OR SUSPECTED VIOLATION

Any employee, director, or officer, regardless of his or her position, that suspects a violation of the Code or has knowledge of a suspected violation of the Code is expected to bring forward any pertinent information, regardless of the identity or position of the suspected offender. To report a suspected violation of the Code, contact a Human Resources representative, or company vice-president or president or access the confidential Hotline referenced in the Internal Audit page on the Source, which is available on a 24 hour basis.

All information regarding a suspected violation will be treated with the utmost privacy and in a confidential manner, consistent with the appropriate evaluation and investigation. If it is determined, upon the appropriate evaluation and investigation, that a provision the Code has been violated, the person(s) violating the Code, disciplinary action will be taken, up to and including termination of employment.

      The Company has a zero tolerance policy for retaliation or retribution against any person who reports a suspected violation of the Code (even if the report is mistaken but was submitted in the good faith belief it was correct) or against any person who participates in the investigation of a violation of the Code. Any person who has been found to have engaged in an act(s) of retaliation will be subject to disciplinary action, up to and including termination.